UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2009
IMMERSION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-27969	94-3180138

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
801 Fox Lane
San Jose, California 95131
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 467-1900

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
EXHIBIT INDEX
EX-99.1
EX-99.2
EX-99.3

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) On January 9, 2009, Immersion Corporation (the “Company”) consolidated its Touch Interface Product, Gaming and Mobility business units into one business unit referred to as the Touch Line of Business. In connection with the consolidation, the Company appointed G. Craig Vachon as Senior Vice President and General Manager of the Company’s Touch Line of Business, effective January 12, 2009. Mr. Vachon, age 44, previously served as Vice President and General Manager of the Company’s Mobility Line of Business since September, 2008. From February 2006 to September 2008, Mr. Vachon served as Vice President of Corporate Development of Atrua Technologies, Inc. and from March 2004 to February, 2006, Mr. Vachon served as the CEO and President of Varatouch Technology, Inc., which was acquired by Atrua Technologies, Inc. in February 2006. From November 2001 to November 2003, he served as CEO and Chairman of Sirenic, Inc. Mr. Vachon holds a B.S. in Communication and an M.S. in Business Communication from Emerson College.
     (e) The Company entered into an offer of employment with Mr. Vachon (the “Offer Letter”) dated September 7, 2008 pursuant to which he was initially employed as Vice President and General Manager of Mobility at salary of $230,000 and a sign on bonus in the amount of $25,000; this bonus must be reimbursed on a pro rata basis to the Company in the event Mr. Vachon voluntarily terminates his employment prior to September 29, 2009. Mr. Vachon participated in the Company’s 2008 executive bonus plan with a target annual bonus amount of $138,000, of which $25,000 is guaranteed and which amount of payout will be determined in February 2009; this bonus must be reimbursed on a pro rata basis to the Company in the event Mr. Vachon voluntarily terminates his employment prior to September 29, 2009. Mr. Vachon is eligible for housing assistance for the first six months of his employment. During the first three month period, he is entitled to reimbursement of actual and reasonable expenses incurred for lodging and meal expenses, and for the second three month period, the Company will pay $2,000 per month to off-set living expenses. On October 14, 2008, Mr. Vachon received an option to purchase 150,000 shares of common stock of the Company pursuant to the Company’s 2008 Employment Inducement Award Plan (the “Option”). The Option will vest over four years at the rate of 25% on the one year anniversary of the commencement of employment, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months. A copy of the Offer Letter is attached hereto as Exhibit 99.1.
     In connection with Mr. Vachon’s appointment to Senior Vice President and General Manager of the Company’s Mobility Line of Business, he will receive an option to purchase 50,000 shares of common stock of the Company pursuant to the Company’s 2007 Equity Incentive Plan. This option will vest over four years at the rate of 25% on January 9, 2010, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months.
     The Company has also entered into an indemnification agreement with Mr. Vachon in form and substance substantially as previously filed by the Company as an exhibit to its annual report on Form 10-K filed with the Securities and Exchange Commission.
     The Company has also entered into a retention and ownership change event agreement (the “Retention Agreement”) with Mr. Vachon in form attached hereto as Exhibit 99.2. The Retention Agreement provides for the payment of severance and health insurance premiums upon the occurrence of certain events. In the event that his employment with the Company is terminated by the Company without cause, Mr. Vachon will be entitled to receive a lump sum severance payment equal to 6 months base salary and payments of health insurance premiums for the earlier of 6 months or the date on which Mr. Vachon first becomes eligible to obtain other group health insurance coverage. In the event that Mr. Vachon’s employment with the Company is terminated by the Company without cause, or is terminated by him with good reason, in either case, in connection with an ownership change event of the Company, then Mr. Vachon will also be entitled to receive a lump sum severance payment equal to 12 months base salary and payments of health insurance premiums for the earlier of 12 months or the date on which Mr. Vachon first becomes eligible to obtain other group health insurance coverage. Payment of the foregoing benefits will be conditioned upon Mr. Vachon’s execution of a general release of claims.

     A copy of the press release dated January 15, 2009 announcing Mr. Vachon’s appointment is attached hereto as Exhibit 99.3.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Offer Letter dated September 7, 2008 by and between Immersion Corporation and G. Craig Vachon

99.2	Retention and Ownership Change Event Agreement dated October 3, 2008 by and between Immersion Corporation and G. Craig Vachon

99.3	Press Release dated January 15, 2009 regarding the appointment of G. Craig Vachon as Senior Vice President and General Manager of Immersion’s Touch Line of Business

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2009	IMMERSION CORPORATION
	By:	/s/ Stephen M. Ambler
Stephen M. Ambler
Chief Financial Officer and Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description

99.1	Offer Letter dated September 7, 2008 by and between Immersion Corporation and G. Craig Vachon

99.2	Retention and Ownership Change Event Agreement dated October 3, 2008 by and between Immersion Corporation and G. Craig Vachon

99.3	Press Release dated January 15, 2009 regarding the appointment of G. Craig Vachon as Senior Vice President and General Manager of Immersion’s Touch Line of Business